Exhibit 10.30

FIVE POINT HOLDINGS, LLC

2016 INCENTIVE AWARD PLAN

RESTRICTED SHARE AGREEMENT

This Restricted Share Agreement (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Five Point Holdings, LLC, a Delaware limited liability company (the “Company”), and the individual named below (the “Grantee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Five Point Holdings, LLC 2016 Incentive Award Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Grantee:

Number of Restricted Shares:

Date of Grant:

1. Grant of Restricted Shares. The Company hereby grants to the Grantee the total number of Restricted Shares set forth above as Number of Restricted Shares (the “Restricted Shares”), subject to all of the terms and conditions of this Agreement and the Plan. The Restricted Shares will not be evidenced by certificates. The Restricted Shares will be issued in book entry form, registered in the name of the Grantee, and the Share ledger of the Company shall indicate the restrictive legend described in Section 6 hereof until the restrictions on such Restricted Shares shall have lapsed.

2. Restrictions; Lapse of Restrictions.

(a) Unless and until, and then only to the extent, the restrictions on transfer of the Restricted Shares lapse as provided in Section 3 hereof, or as otherwise provided in the Plan, no transfer of the Restricted Shares or the Grantee’s rights with respect to the Restricted Shares, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Administrator determines otherwise, upon any attempt to transfer a Restricted Share or any rights in respect of a Restricted Share in contravention of the preceding sentence, such Restricted Share, and all of the rights related thereto, shall be immediately forfeited by the Grantee and transferred to, and reacquired by, the Company without consideration of any kind.

(b) The restrictions on transfer set forth in subsection (a) above shall lapse as the Restricted Shares become vested in accordance with Section 3 hereof. Upon each lapse of restrictions relating to Restricted Shares, the Secretary of the Company shall cause the Share ledger of the Company to indicate that the restrictive legend described in Section 6 hereof no longer applies to such Restricted Shares.

3. Vesting.

(a) Except as otherwise provided in this Section 3, the RSUs will vest [Insert Vesting Schedule] subject to the Grantee’s continued service with the Company or an Affiliate.

(b) [Additional Vesting Provisions]

4. Rights as a Shareholder. Subject to the restrictions set forth in the Plan and this Agreement, the Grantee shall possess all incidents of ownership with respect to the Restricted Shares, including the right to receive distributions with respect to the Restricted Shares and to vote the Restricted Shares. With respect to Restricted Shares that are still subject to the restrictions set forth in Section 2 hereof, property that the Grantee is entitled to receive with respect to such Restricted Shares by reason of an event described in Section 13.2(a) of the Plan (other than cash distributions received) shall be subject to the restrictions imposed on such Restricted Shares.

5. Transfer of Unvested Shares Upon Forfeiture. The Grantee hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to take such steps as may be necessary to cause the transfer to the Company of any Restricted Shares that are forfeited by the Grantee.

6. Legend on Certificates. The Grantee agrees that any book entry made in respect of Restricted Shares (including Shares received as a result of stock distributions, stock splits or other forms of recapitalization) prior to the lapse of any outstanding restrictions relating thereto shall be subject to the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):

THESE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF FORFEITURE (THE “RESTRICTIONS”) AS SET FORTH IN THE FIVE POINT HOLDINGS, LLC 2016 INCENTIVE AWARD PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND FIVE POINT HOLDINGS, LLC, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, ALIENATION, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT.

7. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Agreement shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

8. Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

9. Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

10. Binding on Successors. The terms of this Agreement shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees.

11. Necessary Acts. The Grantee hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

12. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

13. Headings. Headings are used solely for the convenience of the parties and shall not be part of and shall not be deemed to be a limitation upon or descriptive of the contents of this Agreement.

14. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Grantee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by the Grantee’s hand.

15. Notices. Any notice provided hereunder must be in writing and mailed or delivered either (i) to the Company at the physical address listed below or (ii) to the Grantee at the Grantee’s physical address on file with the Company. Any such notice shall be deemed effective (1) upon delivery if delivered in person, (2) on the next business day if transmitted by national overnight courier (such as FedEx or UPS) and (3) on the fourth business day following mailing by first class mail.

Five Point Holdings, LLC

25 Enterprise, Suite 300

Aliso Viejo, California 92656

Attention: Chief Legal Officer

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

16. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by both of the parties hereto.

17. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understand the terms and provision thereof, and accepts the Restricted Shares subject to all the terms and conditions of the Plan and this Agreement.

18. Failure to Enforce Not a Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

19. Agreement Not a Contract for Services. Neither the Plan, the granting of the Restricted Shares, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Affiliate for any period of time or at any specific rate of compensation, or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which are hereby expressly reserved, to discharge the Grantee at any time for any reason whatsoever, with or without Cause.

20. Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; provided, however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan and to avoid any such finding of invalidity, illegality or unenforceability.

21. Taxes. The Company shall require a cash payment by or on behalf of the Grantee in satisfaction of the amount of tax to be withheld from the Grantee in respect of the vesting of the Restricted Shares or alternatively, if the Grantee requests, the Administrator in its sole discretion may but shall not be required to reduce the number of Restricted Shares that otherwise would become unrestricted Shares held by the Grantee or reduce other compensation payable to the Grantee in such amount as equals the sums to be withheld from Grantee pursuant to federal, state or local tax law in respect of the vesting of the Restricted Shares (in the case of withheld Shares, measured at their Fair Market Value on the date of required withholding).

THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY ANY ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

22. Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Grantee shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Grantee and the Company during the six-month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

FIVE POINT HOLDINGS, LLC

By:

Name:

Title:

GRANTEE

Name: